KB HOME UNAMINOUSLY ELECTS NEW BOARD MEMBER
PGA TOUR Commissioner Tim Finchem to Join Board of Directors

LOS ANGELES, (May 11, 2005) – KB Home (NYSE: KBH), one of the nation’s premier homebuilders, announced today that Timothy W. Finchem, Commissioner of the PGA TOUR, has been unanimously elected to the board of directors of the company. The addition of Mr. Finchem brings the total number of KB Home board members to 12, of which 11 are non-employee directors of the company.

“Tim brings a fresh perspective and a unique set of skills to our board,” said KB Home Chairman and Chief Executive Officer Bruce Karatz. “He has driven the professional golf industry to all-time highs in popularity, earnings and partnerships. In addition, as KB Home continues to expand our leadership positions in markets we build and broaden the diversification we offer our homebuyers, his experience in developing land and creating world- renown golf course communities will be extremely valuable.”

As a member of the Board of Directors for KB Home, Finchem joins Karatz as well as Ron Burkle, Founder and Managing Partner of The Yucaipa Companies; Dr. Ray R. Irani, Chairman and CEO of Occidental Petroleum Corporation; Kenneth M. Jastrow, II, Chairman and CEO of Temple-Inland Inc.; James A. Johnson, Vice Chairman of Perseus LLC; J. Terrence Lanni, Chairman and CEO of MGM MIRAGE; Melissa Lora, Chief Financial Officer of Taco Bell Corp.; Michael G. McCaffery, President and CEO of the Stanford Management Company; Leslie Moonves, Co-President and Co-COO of Viacom Inc.; Dr. Barry Munitz, President and CEO of The J. Paul Getty Trust; and Luis G. Nogales, Managing Partner of Nogales Investors, LLC.

About Timothy Finchem
Finchem is the third Commissioner of the PGA TOUR. He originally joined the PGA TOUR staff in 1987 as Vice President of Business Affairs, then served as the TOUR’s Deputy Commissioner and Chief Operating Officer until 1994, when he was appointed Commissioner.

Finchem has been credited with greatly expanding the earnings opportunities for the PGA TOUR players domestically and internationally. His leadership and vision have led to the creation of the International Federation of PGA Tours and the World Golf Foundation. He takes great pride in the World Golf Foundation’s First Tee initiative, which achieved its objectives in developing facilities that will positively impact the game of golf for years to come.

Born in Ottawa, Illinois, Finchem served in the White House as a Deputy Advisor to the President in the Office of Economic Affairs in 1978 and 1979 after practicing law in Virginia Beach for the three years prior. He co-founded the National Marketing and Strategies Group in Washington D.C. in the early 1980s and is a graduate of the University of Richmond and the University of Virginia Law School.

About KB Home
Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the fastest- growing regions and states: West Coast — California; Southwest — Arizona, Nevada and New Mexico; Central — Colorado, Illinois, Indiana and Texas; and Southeast — Florida, Georgia, North Carolina and South Carolina. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the largest homebuilders in France. In fiscal 2004, the Company delivered homes to 31,646 families in the United States and France. It also operates a full- service mortgage company for the convenience of its buyers. Founded in 1957, and winner of the 2004 American Business Award for Best Overall Company, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit http://www.kbhome.com.

For more information contact:
Derrick Hall: (310) 231-4142
dmhall@kbhome.com

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